UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

WEGENER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WEGENER LETTERHEAD

November 17, 2005

Dear Fellow Stockholder:

You may have recently received proxy material from a dissident stockholder announcing its intention to wage a proxy fight at next year’s Annual Meeting in support of its two nominees for election to Wegener’s Board of Directors.

We regret the dissident’s decision to subject the company and its stockholders to a costly, disruptive and distracting proxy fight. Such a fight is not in the stockholders best interests. Moreover, we do not believe the dissident nominees have the important industry-related experience necessary to make a meaningful contribution to the overall success of our Company. The present board and management of your Company is well respected in the high tech industry, and their expertise is essential to Wegener’s continued growth.

Your Board and management are committed to building stockholder value. We look forward to discussing with you our efforts to build value for all stockholders, particularly our progress in executing our strategic plan, in the definitive proxy materials we will distribute in connection with the Annual Meeting. Those materials will also discuss why we believe the dissident slate of nominees and their intentions for our company are not in the interests of all stockholders. We expect to mail our definitive proxy materials in the near future.

We strongly urge you not to return any Green proxy card you may receive from the dissident group until you have received our definitive proxy materials.

If you have any questions, or need further information, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free, at 1-888-750-5834.

Sincerely yours,

/s/ Robert A. Placek

Robert A. Placek

Chairman of the Board, President and Chief Executive Officer

This letter constitutes soliciting material under SEC Rule 14a-12. Wegener Corporation, and its Board of Directors, including Wendell H. Bailey, Phylis A. Eagle-Oldson, Thomas G. Elliot, Ned L. Mountain, Joe K. Parks, Robert A. Placek and C. Troy Woodbury, Jr., are participants in this solicitation. You may obtain information regarding the identity of each participant and a description of each participant’s direct or indirect interest in the solicitation from the definitive proxy statement of Wegener Corporation that will be mailed to you prior to the annual meeting of stockholders.

We urge you to read the proxy statement when it is available because it contains important information. At the time of the filing of the proxy materials with the SEC, you will be able to obtain the proxy statement and any other soliciting materials for free at the SEC’s website at www.sec.gov. You may also obtain for free a copy of the proxy statement and the other soliciting materials by contacting Innisfree M&A Incorporated at 1-888-750-5834.

FOR IMMEDIATE RELEASE

WEGENER CORPORATION (NASDAQ:WGNR) MAILS LETTER TO ITS STOCKHOLDERS REGARDING UPCOMING ANNUAL MEETING

DULUTH, Ga, November 17, 2005…. Wegener Corporation (NASDAQ:WGNR) mailed the following letter regarding the upcoming 2006 Annual Meeting to its common stockholders today.

WEGENER CORPORATION

TECHNOLOGY PARK/JOHNS CREEK

11350 TECHNOLOGY CIRCLE

DULUTH, GEORGIA 30097

(770) 623-0096

FAX NO. (770) 623-9648

WEGENER LETTERHEAD

November 17, 2005

Dear Fellow Stockholder:

You may have recently received proxy material from a dissident stockholder announcing its intention to wage a proxy fight at next year’s Annual Meeting in support of its two nominees for election to Wegener’s Board of Directors.

We regret the dissident’s decision to subject the company and its stockholders to a costly, disruptive and distracting proxy fight. Such a fight is not in the stockholders best interests. Moreover, we do not believe the dissident nominees have the important industry-related experience necessary to make a meaningful contribution to the overall success of our Company. The present board and management of your Company is well respected in the high tech industry, and their expertise is essential to Wegener’s continued growth.

Your Board and management are committed to building stockholder value. We look forward to discussing with you our efforts to build value for all stockholders, particularly our progress in executing our strategic plan, in the definitive proxy materials we will distribute in connection with the Annual Meeting. Those materials will also discuss why we believe the dissident slate of nominees and their intentions for our company are not in the interests of all stockholders. We expect to mail our definitive proxy materials in the near future.

We strongly urge you not to return any Green proxy card you may receive from the dissident group until you have received our definitive proxy materials.

If you have any questions, or need further information, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free, at 1-888-750-5834.

Sincerely yours,

/s/ Robert A. Placek

Robert A. Placek

Chairman of the Board, President and Chief Executive Officer

This letter constitutes soliciting material under SEC Rule 14a-12. Wegener Corporation, and its Board of Directors, including Wendell H. Bailey, Phylis A. Eagle-Oldson, Thomas G. Elliot, Ned L. Mountain, Joe K. Parks, Robert A. Placek and C. Troy Woodbury, Jr., are participants in this solicitation. You may obtain information regarding the identity of each participant and a description of each participant’s direct or indirect interest in the solicitation from the definitive proxy statement of Wegener Corporation that will be mailed to you prior to the annual meeting of stockholders.

We urge you to read the proxy statement when it is available because it contains important information. At the time of the filing of the proxy materials with the SEC, you will be able to obtain the proxy statement and any other soliciting materials for free at the SEC’s website at www.sec.gov. You may also obtain for free a copy of the proxy statement and the other soliciting materials by contacting Innisfree M&A Incorporated at 1-888-750-5834.

CONTACT: C. Troy Woodbury, Jr. – Treasurer and Chief Financial Officer

Wegener Corporation

770-814-4000

770-623-9648 Fax

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